EXHIBIT 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on July 19, 2016.  Except as noted, all such transactions were purchases or sales of Shares effected in the open market. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of Shares purchased at each separate price within the price ranges set forth on the table below.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg Price	Price Range
6/10/2016	40 North Latitude Master Fund Ltd	Buy	31,750	28.8466	28.57 - 29.25
6/15/2016	40 North Latitude Master Fund Ltd	Buy	26,100	31.1816	31.045 - 31.31
6/16/2016	40 North Latitude Master Fund Ltd	Buy	147,620	32.0429	31.75 - 32.55
6/17/2016	40 North Latitude Master Fund Ltd	Buy	64,151	32.3882	31.66 - 32.66
6/17/2016	40 North Latitude Master Fund Ltd	Buy	3,805	32.8608	32.67 - 33.20
6/24/2016	40 North Latitude Master Fund Ltd	Buy	31,200	32.3079	32.095 - 32.50
6/27/2016	40 North Latitude Master Fund Ltd	Buy	17,500	32.5683	32.33 - 32.80
7/19/2016	40 North Latitude Master Fund Ltd	Buy	78,310	30.6400	30.64